Exhibit 99.1

TD-5108, a Selective 5-HT4 Agonist, Is Consistently Better Than Placebo Regardless of Response Definition in Patients with Chronic Constipation

Michael R Goldberg(1), Yu-Ping Li(1), Kenneth Pitzer(1), John F Johanson(2), Allen W Mangel(3), Michael M Kitt(1)
1. Clinical Pharmacology, Theravance, Inc., South San Francisco, CA, USA, 2. University of Illinois College of Medicine, Rockford, IL, USA, 3. RTI-Health Solutions, Research Triangle, NC, USA

TD-5108 is a highly selective, full agonist at the human 5-HT4 receptor. Multiple response definitions were pre-specified in a Phase 2 dose-ranging clinical trial of TD-5108 in patients (pts) with chronic idiopathic constipation (CIC). TD-5108 was consistently better than placebo in response rates across response definitions.

Methods: This double-blind, randomized, PBO-controlled, parallel-group, multicenter trial enrolled 401 adult pts (age 18-64 years) at 48 U.S. sites. Eligible pts (<3 spontaneous bowel movements [SBM]/week [wk] during a 2-wk baseline) were randomized to receive TD-5108 15, 30, or 50 mg, or PBO once daily for 4 wks. Bowel function and clinical symptoms were recorded using a daily interactive voice response system and a range of response definitions were applied to the comparison with placebo.

Results: Treatment groups were balanced for baseline characteristics. The average (avg) numbers of SBM and complete SBM (CSBM) at baseline were 1.2 and 0.25/wk, respectively. Analyses of the response definitions are summarized below (n=number of patients treated for at least 7 days). Response rates using each definition were significantly greater than placebo for all  TD-5108 doses. The lowest PBO response rates (< 10%) were seen with definitions that incorporated CSBM frequency > 3/wk; these response definitions were also associated with the greatest differences between TD-5108 and PBO—5-fold or greater.

Conclusion: In this study in pts with CIC treated for 4 wks, the percent response to TD-5108 was greater than that to placebo regardless of response definition. The most robust differentiation of responses to TD-5108 vs PBO was achieved with response definitions incorporating > 3CSBM/wk.

	PBO (n=98)	15 mg (n=95)	30 mg (n=91)	50 mg (n=84)	Max Fold Difference from PBO

% with > 1 SBM/wk increase in Wk 4	45%	82% p<0.001	63% p=0.028	76% p<0.001	1.82

% with an avg of >3 SBM/wk and an avg increase of > 1 SBM/wk	43%	75% p<0.001	66% p<0.002	64% p<0.004	1.74

% with >3 SBM/wk in Wk 4	41%	78% p<0.001	60% p=0.015	72% p<0.001	1.90

% with > 1 CSBM/wk increase in Wk 4	29%	59% p<0.001	45% p=0.033	54% p=0.002	2.03

% with > 1 SBM/wk increase for all 4 wks	25%	69% p<0.001	49% p=0.002	71% p<0.001	2.84

% with >3 SBM/wk for all 4 wks	22%	60% p<0.001	42% p=0.007	61% p<0.001	2.77

% with > 1 CSBM/wk increase for all 4 wks	13%	42% p<0.001	30% p=0.010	39% p<0.001	3.23

% with >3 CSBM/wk in Wk 4	9%	48% p<0.001	27% p=0.004	37% p<0.001	5.33

% with an avg of >3 CSBM/wk and an avg increase of > 1 CSBM/wk	7%	44% p<<0.001	30% p<0.001	35% p<0.001	6.29

% with >3 CSBM/wk for all 4 wks	5%	27% p<0.001	19% p=0.006	21% p=0.002	5.40